EXHIBIT 10.19

Description of Non-Employee Director Compensation

For 2008, the compensation for the non-employee directors of Equifax Inc. consisted of:

•               a $40,000 annual cash retainer payable quarterly in arrears to all non-employee directors; new directors received a prorated cash retainer for the quarter from the date they were elected;

•               a $7,500 committee chair fee payable quarterly in arrears and prorated for new committee chairs for the quarter from the date they were appointed;

•               a $1,500 board and committee meeting fee for non-employee directors for each Board and committee meeting attended; and

•               an annual equity grant awarded on May 9, 2008 of 3,000 restricted stock units (RSUs) for all non-employee directors (plus an initial RSU grant of 4,000 RSUs for new non-employee directors); the RSUs generally vest one year after the grant date, subject to accelerated vesting in certain events.

Cash retainers and equity awards may be deferred under the applicable Director deferred compensation plan.

The Board of Directors has a policy on stock ownership that requires each non-employee director to beneficially own at least common stock having a value which is at least four times the annual cash retainer fee, no later than the fourth anniversary of the annual meeting at which the director was first elected to the Board.   All non-employee directors of Group Inc. are in compliance with this policy.

Non-employee directors receive no compensation other than directors’ fees.